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                                                                        Ex. 99.2

                                  [PLATO LOGO]
___________________________________________________________________PRESS RELEASE

FOR IMMEDIATE RELEASE                               CONTACT:
                                                    John Murray, President & CEO
                                                    PLATO Learning, Inc.
                                                    952.832.1000


                          PLATO LEARNING, INC. APPOINTS
                           NEW CHIEF FINANCIAL OFFICER

MINNEAPOLIS, MN - NOVEMBER 27TH, 2000 -- PLATO Learning, Inc. (NASDAQ: TUTR) today announced the appointment of John M. Buske as Corporate Vice President Finance and Chief Financial Officer reporting to John Murray, President and Chief Executive Officer effective immediately. Mr. Buske has 25 years of business experience. Most recently he served as the corporate controller, of St. Jude Medical, Inc., headquartered in Little Canada, Minnesota. Mr. Buske has BS and MBA degrees from the University of Minnesota.

Mr. Murray, commented, "We are pleased to have someone of John's background and experience join our organization and executive management team. John has significant, large public company experience including SEC reporting, investor and public relations, mergers and acquisitions and risk management as well as strong general financial skills." Mr. Murray, continued, " I am sure John will become a valued member of our executive team and that he will make a major contribution to the next phase of our growth."

Mr. Buske, added, "PLATO Learning has an impressive history, excellent products and a dedicated workforce. During the last three years the company has demonstrated continued strong performance and I join them with great enthusiasm and high expectations. I look forward to working with John and the rest of the senior management team to continue to build on the success of the last three years and to take the company to the next level. I am particularly pleased, after many years of serving the needs of the healthcare industry, to be of service to the education sector."

PLATO Learning is the developer and marketer of computer-based PLATO products and services. With revenues of over $52 million, PLATO Learning, Inc. is a publicly held company traded as TUTR on the NASDAQ-NMS. Offering more than 2,000 hours and 10,000 learning objectives of comprehensive academic and applied skills courseware designed for adolescents and adults, PLATO Learning is marketed to middle and high schools, colleges, job training programs, correctional institutions, military education programs, corporations, and consumers. PLATO Learning is delivered via networks, CD-ROM, the Internet, and private Intranets; it is available for immediate purchase and electronic download on the Company's e-commerce site PLATO.COM


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An international training and education company, PLATO Learning headquarters are located at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437-3109, (952) 832-1000 or (800) 869-2000. PLATO Learning has domestic offices located throughout the United States, and international offices in the United Kingdom, and throughout Canada. PLATO Learning has international distributors located in Puerto Rico, Singapore, South Africa, and the United Arab Emirates. The company's Web site address on the Internet's World Wide Web is www.plato.com

                                      * * *

This press release contains forward-looking information regarding future prospects. There can be no assurance that the Company will be able to achieve any particular result in future periods because of uncertainties, such as timing of receipt of product orders and delivery to its customers and other matters relating to revenue recognition accounting principles.

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(R) PLATO is a registered trademark of The Roach Organization, Inc. and TRO
Learning, Inc. All company names and product names are trademarks or registered trademarks of their respective holders.